Exhibit 10.129

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to the Employment Agreement, dated October 17, 2006 (the “Employment Agreement”), by and between Comverse Technology, Inc., a New York corporation (the “Company”), and Shefali Shah (the “Executive”) is entered into on December 2, 2008 by and between the Company and the Executive (collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Executive and the Company previously entered into the Employment Agreement under which the Company continues to employ the Executive;

WHEREAS, the Parties wish to amend the Employment Agreement to make certain changes to comply with the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder;

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, covenant and agree as follows:

1.	Amendments to Employment Agreement. The Employment Agreement is amended as follows:

(a)	Section 1(i) is hereby amended to read as follows:

“Good Reason” shall mean, without the Executive’s prior written consent, the occurrence of any of the following events or actions, provided that no finding of Good Reason shall be effective unless and until the Executive has provided the Company, within sixty (60) calendar days of becoming aware of the facts and circumstances underlying the finding of Good Reason, with written notice thereof in accordance with Section 23 below stating with specificity the facts and circumstances underlying the finding of Good Reason and, if the basis for such finding of Good Reason is capable of being cured by the Company, providing the Company with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice in accordance with Section 23 below:

(i)	a material reduction in the Executive’s Base Salary, other than as part of an across-the-board reduction applicable to all senior executives of Comverse Technology, Inc.;

(ii)	an actual relocation of the Executive’s principal office to another location more than 35 miles from Manhattan, New York City, New York;

(iii)	any material diminution in the Executive’s title, position or reporting status, or any material diminution of the Executive’s duties or responsibilities;

(iv)	a failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Company within ten (10) calendar days after completion of a merger, consolidation, sale or similar transaction; or

(v)	a material breach by the Company of any provision of this Agreement.

(b)	Section 8 is hereby amended to read as follows:

During the Term of Employment, the Executive is authorized to incur reasonable business expenses in carrying out her duties and responsibilities under this Agreement, and the Company shall reimburse her for all such reasonable business expenses, subject to documentation in accordance with the Company’s policies relating thereto. In no event shall any eligible expense reimbursements be made later than the last day of the calendar year following the calendar year in which such expense is incurred.

(c)	Section 11(k) is hereby amended to read as follows:

If during or after the Term of Employment, the Executive becomes subject to the excise tax imposed by Code Section 4999 (the “Parachute Excise Tax”), the Company and the Executive agree that the Company shall pay to the Executive a tax gross-up payment so that after payment by the Executive of all federal, state and local excise, income, employment, Medicare and any other taxes (including any related penalties and interest) resulting from the payment of the parachute payments and the tax gross-up payments to the Executive by the Company, the Executive retains on an after-tax basis an amount equal to the amount that the Executive would have retained if she had not been subject to the Parachute Excise Tax. The payment described in this subsection will be made no later than the end of the calendar year following the calendar year in which the Parachute Excise Tax is paid.

(d)	Section 27(a) is hereby amended to read as follows:

If any payment, compensation or other benefit provided to the Executive in connection with her employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a specified employee as defined in Section 409A(2)(B)(i) as of such employment termination date, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefor were paid by the Executive, the Executive shall pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during such six-month period promptly after its conclusion.

(e)	Section 27(c) is hereby amended to read as follows:

If, notwithstanding the preceding provisions of this Section 27, any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) (the “Payments”) made or provided to the Executive or for her benefit in connection with this Agreement or the Executive’s employment with the Company or the termination thereof, are determined to be subject to the tax imposed by Section 409A(a)(1)(B) or any interest or penalties with respect to such taxes (such taxes, together with any such interest and penalties, are collectively referred to as the “Section 409A Tax”), then the Company will promptly pay to the Executive an additional amount (a “Gross-Up Payment”) such that the net amount the Executive retains after paying any applicable Section 409A Tax and any federal, state or local income or FICA taxes on such Gross-Up Payment shall be equal to the amount the Executive would have received if the Section 409A Tax were not applicable to the Payments. The payment described in this subsection will be made no later than the end of the calendar year following the calendar year in which the Section 409A Tax is paid. All determinations of the

Section 409A Tax and Gross-Up Payment, if any, will be made by tax counsel or other tax advisers designated by or acceptable to the Executive. For purposes of determining the amount of the Gross-Up Payment, if any, the Executive will be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Payments are made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date the Payments are made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes. If the Section 409A Tax is determined by the Internal Revenue Service, on audit or otherwise, to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company must make another Gross-Up Payment with respect to such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within ten (10) calendar days immediately following the date that the amount of such excess is finally determined. The Company and the Executive must each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Section 409A Tax with respect to the total Payments.

2.	Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which taken together will constitute one and the same written agreement, which will be binding and effective as to all the Parties.

3.	Binding Effect. This Agreement shall be binding upon each of the Parties hereto, and upon their respective successors and assigns, and shall inure to the benefit of each of the Parties hereto, and their respective successors and assigns. Subject to the foregoing sentence, no person not a Party hereto shall have any right under or by virtue of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first set forth above.

CONVERSE TECHNOLOGY, INC.

By:	/s/ Andre Dahan
Name: Andre Dahan
Title: President and Chief Executive Officer

THE EXECUTIVE

/s/ Shefali Shah
Shefali Shah